UNITED STATES                             ----------------------------
SECURITIES AND EXCHANGE COMMISSION                           OMB APPROVAL
     Washington, D.C. 20549                         ----------------------------
                                                    OMB NUMBER: 3235-0167
            FORM 15                                 EXPIRES: OCTOBER 31, 2001
                                                    ESTIMATED AVERAGE
                                                    BURDEN HOURS
                                                    PER RESPONSE .......... 1.50
                                                    ----------------------------

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-26203

        TradeStation Securities, Inc. (f/k/a onlinetradinginc.com corp.)
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             (Exact name of registrant as specified in its charter)

2700 North Military Trail, Suite 200, Boca Raton, Florida 33431, (561) 995-1010
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                   (Address, including zip code, and telephone
                   number, including area code of registrant's
                          principal executive offices)

                          Common Stock, $.01 Par Value
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            (Title of each class of securities covered by this Form)

                                      None
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                 (Titles of all other classes of securities for
                       which a duty to file reports under
                        section 13 (a) or 15 (d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision (s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4 (a) (1) (1)     (X)           Rule 12h-3 (b) (1) (i)    (x)
         Rule 12g-4 (a) (1) (ii)    ( )           Rule 12h-3 (b) (1) (ii)   ( )
         Rule 12g-4 (a) (2) (i)     ( )           Rule 12h-3 (b) (2) (i)    ( )
         Rule 12g-4 (a) (2) (ii)    ( )           Rule 12h-3 (b) (2) (ii)   ( )
                                                  Rule 15d-6                ( )

         Approximate number of holders of record as of the certification or notice date: One

         Pursuant to the requirements of the Securities Exchange Act of 1934 TradeStation Securities, Inc. (f/k/a onlinetradinginc.com corp.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 3, 2001                        By: /s/ Roger L. Shaffer, Jr.
     ---------------------------                --------------------------------
                                             Name: Roger L. Shaffer, Jr.
                                             Title: Vice President, General
                                                    Counsel and Secretary

Instruction: This form is required by rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel, or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.